David Lubin & Associates, PLLC
5 North Village Avenue, 2nd Floor
Rockville Center, NY 11570
Telephone: (516) 887-8200
Facsimile: 516-887-8250
david@dlubinassociates.com

                                           June 25, 2010

NuGen Holdings, Inc
44645 Guilford Drive, Suite 201
Ashburn, VA 20147
Attention: Alan Pritzker

           Re:           Registration Statement on Form S-1 –File No.333-165682

Gentlemen:

We have acted as counsel to NuGen Holdings, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 and the amendments thereto (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of up to 24,991,513 shares of outstanding common stock (the “Shares”) and up to 360,000 shares of common stock issuable upon the exercise of outstanding warrants (the “Warrant Shares”) held by selling security holders

           In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company.

Based on our examination mentioned above, we are of the opinion that the  (i)  Shares are legally and validly issued, fully paid and non-assessable and (ii) Warrant Shares, when issued in accordance with the instrument governing same, shall be legally and validly issued, fully paid and non-assessable.

 This opinion letter is opining upon and is limited to the federal securities laws of the United States, New York  and Delaware law, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ David Lubin & Associates, PLLC

DAVID LUBIN & ASSOCIATES, PLLC